EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.s 333-18495, 333-77473, 333-37426, 333-88528, 333-115925 and 333-126074) pertaining to the Stock Incentive Plans and Executive Nonqualified Excess Plan of Aftermarket Technology Corp. of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Aftermarket Technology Corp., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aftermarket Technology Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst &Young LLP

Chicago, Illinois
February 27, 2006